Exhibit 16.1

July 8, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Commissioners:

We have read the statements made by PPT Vision, Inc. (the “Company”) (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K as part of the Company’s Form 8-K report dated July 1, 2003.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/	PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP